Exhibit 10.7

IMPERIAL CHEMICAL INDUSTRIES PLC

Trading Update

ICI today issues an update on current trading for the first quarter of 2003.

Group sales and cash flow for the quarter are both expected to be satisfactory, in spite of continuing challenging trading conditions. Whilst Paints is performing in line with our expectations and Uniqema continues to experience difficult conditions, as in Q4, Group trading performance so far this year has been impacted by two principal factors:

•	Significant raw material cost increases in National Starch; and
•	Weakness in Quest Food sales in Europe.

As a result ICI expects Q1 profit before taxation, before exceptionals and goodwill amortisation, to be around £50m in comparison with last year’s £66m.

National Starch

Petrochemical-based raw material prices have risen rapidly in Q1. To address this, National Starch has implemented and is continuing to implement price increases across its Adhesive and Specialty Polymer businesses. Given the inevitable lag in pricing to offset raw material cost increases, the benefit of improved pricing will be limited in Q1. Consequently, Q1 trading profit is expected to be around £39m (Q1 2002: £55m).

Cost reduction programmes are being initiated.

Quest

Quest reported sales in Q1 are expected to be some 10% below 2002.

As reported at the time of the Q2 2002 results, Quest experienced production problems at its Naarden, Netherlands facility, as a result of systems changes. In response, a series of actions were initiated to tackle these production problems and restore customer service levels. Customer service levels in Q1 are now better than prior year comparators. As indicated at the full year 2002 results, we continue to forecast a one-off cost impact of less than £5m in the current year relating to these problems.

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However, Q1 sales for the European food business are now expected to be around 20% lower than the comparable period last year, mainly as a result of business lost following the customer service problems in 2002. This is the main additional contributor to a forecast reduction in Quest’s Q1 trading profit from £29m in 2002 to around £9m this year.

Further action is being taken in order to sustain the improvements in customer service, restore market position and reduce costs. These include:

•	Innovation programmes to accelerate sales growth with our top 200 customers in Europe;
•	Establishing a new leadership team in the Foods business; and
•	Cost reduction plans in the areas of marketing, IT and discretionary expenses.

Paul Drechsler, who is currently Chairman and CEO of Quest, has resigned from the Board of ICI with immediate effect and will be leaving the Company. His successor is expected to be announced in the next few days.

Summary

Trading performance in Q1 will be adversely affected by the above factors. However, immediate actions have been taken in both National Starch and in Quest and ICI is undertaking a further Group-wide cost-reduction review to improve the overall performance of the Group.

Date: 25 March 2003

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operating and financial review

Turnover
Group sales, as reported for the year, were £6,125m, 5% lower than 2001 (£6,425m in 2001 and £6,415m in 2000 or £7,748m including discontinued operations). The lower sales in 2002 were largely the consequence of divestments, principally in the Regional and Industrial businesses, and adverse foreign exchange translation effects.

International Business sales, at £5,543m, were 1% ahead of 2001 on a comparable basis. Growth resumed in North America and remained strong in Asia, more than offsetting lower sales in Latin America, where economic conditions remained challenging. Sales in Europe were slightly ahead of the prior year. Each of the International Businesses delivered comparable sales growth, with National Starch and Performance Specialties both 2% ahead, and Paints and Quest both 1% ahead of last year.

As reported sales for the International Businesses were 2% below 2001 (2001 £5,645m; 2000 £5,570m), with the effects of foreign exchange translation (–2%), and divestments in Performance Specialties (–1%) accounting for the difference from the comparable performance.

Trading profit*
Group trading profit for the year was £533m, 7% lower than 2001 (2001 £573m; 2000 £617m or £612m including discontinued operations).

Trading profit for the International Businesses for the year, at £543m, (2001 £569m; 2000 £600m) was only 1% lower than 2001 on a comparable basis. Paints and National Starch both made good progress in difficult conditions, and were up 9% and 5% respectively on a comparable basis. However, comparable trading profit was 23% lower for Quest, which was impacted by supply chain problems, and 24% lower for Performance Specialties, with Uniqema being particularly affected by rising raw material prices in the second half of the year.

*	Profit figures are quoted before goodwill amortisation and exceptional items unless otherwise stated.

References to “comparable” performance exclude the effect of currency translation differences and the impact of acquisitions and divestments on the results reported by the International Businesses. A reconciliation between “comparable” and “as reported” performance measures can be found on pages 28 and 31. A more detailed explanation of “comparable” performance appears on page 124.

As reported International Business trading profit was 5% lower than last year, with the difference from the comparable performance due to the effects of foreign exchange translation (–2%) and divestments (–2%).

Regional and Industrial businesses reported a £10m trading loss for the year, £14m lower than in 2001 (2000 £17m profit) due to the loss of profits from divested businesses and a legal provision in relation to one of ICI’s former businesses.

Associates
The Group’s share of losses of associates before exceptional items for the year was of £10m, in line with last year (2001 £10m loss; 2000 £40m profit). Reduced losses from Huntsman International Holdings LLC (which ceased to be accounted for as an associate from 17 June 2002) were offset by losses in Irish Fertilizer Industries (which went into liquidation in November 2002). The Group result included the Group’s share of operating profit before exceptional items from associates of £18m (2001 £57m; 2000 £100m) less net interest payable by associates of £28m (2001 £67m; 2000 £60m).

Interest
The Group net interest charge for the year was £123m compared to £162m in 2001 (2000 £202m excluding exceptional interest income), primarily as a result of lower average net debt following the successful completion of the Rights Issue, and lower interest rates during the year.

Profit before tax
Profit before tax, goodwill amortisation and exceptional items for the year was £400m, £1m lower than last year (2000 £450m). Lower trading profits for the International Businesses, by £26m, and a loss for Regional and Industrial businesses were almost entirely offset by the lower interest costs. Profit before tax, but after goodwill amortisation and exceptional items was £317m compared to £205m in 2001 (2000 £87m loss, including the provision for loss on the sale of the Chlor-Chemicals, Klea and Crosfield operations of £503m).

During 2002 the adverse currency translation effect compared to last year on the Group’s reported profit before tax, goodwill amortisation and exceptional items was £11m.

Exceptional items
There was no net exceptional charge to trading profit in 2002 (2001 £143m loss relating to the restructuring programme to improve cost effectiveness and supply chain efficiencies across the International Businesses; 2000 nil).